Exhibit 10.1

FEE WAIVER AGREEMENT

This FEE WAIVER AGREEMENT (this “Agreement”) is dated effective as of the 21st day of June, 2024 (the “Effective Date”), by and among Insight Acquisition Corp., a Delaware corporation (“Insight”), Insight Acquisition Sponsor LLC, a Delaware limited liability company (“Sponsor”), and Michael Singer.

RECITALS

WHEREAS, on or about September 1, 2021, Insight agreed to pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative services provided to or incurred by members of Insight’s management team until the earlier of Insight’s consummation of a business combination and Insight’s liquidation (the “Sponsor Payment Agreement”);

WHEREAS, Insight agreed to pay members of the Company’s management team, including Mr. Singer, up to $15,000 per month, through the earlier of Insight’s consummation of a business combination and Insight’s liquidation, for services rendered by them to Insight (the “Management Payment Agreement”);

WHEREAS, as of March 31, 2024,the Company is indebted to Sponsor and Mr. Singer in the amount of $190,000 under the Sponsor Payment Agreement and $137,000 under the Management Payment Agreement;

WHEREAS, effective as of October 13, 2023, the Company, IAC Merger Sub Inc., a Florida corporation (“Merger Sub”) and Alpha Modus, Corp., a Florida corporation (“Alpha Modus”), entered into a business combination agreement and plan of merger (the “AM BCA”) pursuant to which Merger Sub will merge with and into Alpha Modus with Alpha Modus as the surviving corporation and becoming a wholly owned subsidiary of the Company (the “Business Combination”). In connection with the Business Combination the Company will change its name to Apha Modus Holdings, Inc. (the “Post BC Entity”)

WHEREAS, Sponsor and Mr. Singer now desire to waive amounts all amounts due to them now and in the future under the Sponsor Payment Agreement and Management Payment Agreement on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, including the covenants set forth herein, and the sufficiency and receipt of which consideration is hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1. Share Issuance. At the closing of the Business Combination the Post BC Entity shall issue to Mr. Singer 125,000 shares of the Post BC Entity’s Class A common stock (the “Shares”) in full satisfaction of all compensation due to Sponsor and Mr. Singer now and in the future under the Sponsor Payment Agreement and Management Payment Agreement.

2. Waiver. Effective upon issuance of the Shares pursuant to Paragraph 1 above, each of Sponsor and Mr. Singer hereby waives all rights to, and irrevocably releases, remises and forever discharges Insight and the Post BC Entity from any and all payments, liabilities and/or claims existing now or in the future pursuant to the Sponsor Payment Agreement and/or the Management Payment Agreement.

3. Registration Rights. The Company represents, warrants and agrees that with respect to the Shares, Mr. Singer will have the following registration rights: (i) one demand registration of the sale of the Shares at the Company’s expense, and (ii) unlimited “piggyback” registration rights for a period of five (5) years after the closing of the Company’s initial business combination at the Company’s expense.

4. No Admission. Nothing in this Agreement shall be deemed or construed as an admission of liability or wrongdoing on the part of any person or entity.

5. Interpretation. The language of all parts of this Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. It has been negotiated by and between all parties and shall not be construed against any side as drafter.

6. Binding Effect. This Agreement shall be binding upon the parties and their respective successors and assigns and shall inure to the benefit of each party and to their successors and assigns.

7. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had all signed the same document. All counterparts shall be construed together and shall constitute one Agreement.

8. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware.

9. Costs of Enforcement. If any party commences legal proceedings to enforce this Agreement, then the non-prevailing party shall be required to pay the prevailing party all of the costs of such legal proceedings (including actual attorneys’ fees and costs) incurred by the prevailing party.

10. Further Acts. Each of the parties shall promptly take such further acts and execute such other documents as shall be necessary to carry out the intent of this Agreement.

IN WITNESS WHEREOF, the parties have caused this agreement to be executed as of the date set forth below.

INSIGHT:

Insight Acquisition Corp.

Name:	Glenn Worman
Title:	Chief Financial Officer

SPONSOR:

Insight Acquisition Sponsor LLC

Name:	Michael Singer
Title:	Manager

MICHAEL SINGER:

Individually: Michael Singer

Acknowledged and Agreed to by:

ALPHA MODUS, CORP.

By:
Name:	William Alessi
Title:	Chief Executive Officer

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